EXHIBIT 4.9
LENCO MOBILE INC.
WARRANT (SERIES B)

November 30, 2009

THIS WARRANT, AND ALL SHARES OF STOCK ISSUABLE UNDER THIS WARRANT, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

This Series B Warrant is issued pursuant to the Securities Purchase Agreement dated of even date herewith among Lenco Mobile Inc., a Delaware corporation (the "Company"), its wholly owned subsidiary AdMax Media Inc., a Nevada corporation and Agile Opportunity Fund, LLC, a Delaware limited liability company (the "Securities Purchase Agreement").  This Warrant is (i) entitled certain put rights pursuant to Section 4.1 of the Securities Purchase Agreement, (ii) entitled to certain registration rights pursuant to Section 4.2 of the Securities Purchase Agreement and (iii) subject to certain restrictions on exercise related to beneficial ownership limitations pursuant to Section 1.5 of the Securities Purchase Agreement.  The number of shares issuable upon exercise of this Warrant shall be subject to adjustment in accordance with the terms hereof.

THIS CERTIFIES THAT, for value received, AGILE OPPORTUNITY FUND, LLC (the "Investor", "Lender" or the "Holder"), or its permitted assigns is entitled, subject to the terms and conditions of this Warrant, at any time following the Effective Date and before 5:30 P.M. New York City time on the Expiration Date, to purchase from the Company, 75,000 shares of Common Stock (such shares and all other shares issued or issuable pursuant to this Warrant referred to hereinafter as "Warrant Stock"). The initial "Purchase Price" per share shall be equal to $3.40 for an aggregate Purchase Price for all Warrant Stock equal to $255,000.

1.   DEFINITIONS:  As used in this Warrant, the following terms shall have the following respective meanings:

"Affiliate" when used with respect to any Person, shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any executive officer or director of such Person and any executive officer, director or general partner of the other Person which controls such Person.  For the purposes of this definition, "control" (including the correlative meanings of the terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

"Effective Date" shall mean the date first written above.

"Expiration Date" shall mean the five year anniversary of the Effective Date.

"Fair Market Value" of a share of Warrant Stock as of a particular date shall mean:

(a)    If traded on a securities exchange or a NASDAQ Market, the Fair Market Value shall be deemed to be the average of the closing price of the Warrant Stock on such exchange or market over the five (5) trading days ending on the day immediately prior to the applicable date of valuation;

(b)    If actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing bid prices over the five (5) trading days ending on the day immediately prior to the applicable date of valuation; and

(c)    If there is no active public market, the Fair Market Value shall be the value thereof, as agreed upon by the Company and the Holder; provided, however, that if the Company and the Holder cannot agree on such value, such value shall be determined by an independent valuation firm experienced in valuing businesses such as the Company and jointly selected in good faith by the Company and the Holder. Fees and expenses of the valuation firms shall be paid equally by the Company and the Holder.

"Holder" shall mean the Investor, its successors or assigns.

"Person" shall mean any individual, corporation, partnership, limited liability company, trust or other entity or organization, including any governmental authority or political subdivision thereof.

"Registered Holder" shall mean any Holder in whose name this Warrant is registered upon the books and records maintained by the Company.

"SEC" shall mean the United States Securities and Exchange Commission.

"Warrant" shall mean this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

2.   EXERCISE OF WARRANT.

2.1   Payment.  Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised, in whole or in part at any time or from time to time, from and after the Effective Date and on or before the Expiration Date by delivery (including, without limitation, delivery by facsimile) of the form of Notice of Exercise attached hereto as Exhibit 1 (the "Notice of Exercise"), duly executed by the Holder, to the Company at its then principal office, and as soon as practicable after such date, surrendering:

(a)   this Warrant at the principal office of the Company, and

(b)   payment in cash, by check or by wire transfer of an amount equal to the product obtained by multiplying the number of shares of Warrant Stock being purchased upon such exercise by the then effective Purchase Price (the "Exercise Amount").

2.2   Net Issue Exercise.  In lieu of the payment methods set forth in Section 2.1(b) above, the Holder may elect to exchange all or some of the Warrant for shares of Warrant Stock equal to the value of the amount of the Warrant being exchanged on the date of exchange. If the Holder elects to exchange this Warrant as provided in this Section 2.2, the Holder shall tender to the Company the Warrant for the amount being exchanged, along with written notice of the Holder's election to exchange some or all of the Warrant, and the Company shall issue to the Holder the number of shares of the Warrant Stock computed using the following formula:

X = Y (A-B)
A

Where:

X = the number of shares of Warrant Stock to be issued to the Holder;

Y = the total number of shares of Warrant Stock as to which this Warrant is being exercised;

A = the Fair Market Value of one share of Warrant Stock; and

B = the Purchase Price of one share of Warrant Stock (as adjusted to the date of such calculation).

All references herein to an "exercise" of the Warrant shall include an exchange pursuant to this Section 2.2.

2.3   "Easy Sale" Exercise.  In lieu of the payment methods set forth in Section 2.1(b) above, when permitted by law and applicable regulations (including exchange, NASDAQ and Financial Industry Regulatory Authority ("FINRA") rules and including that all shares so issued will be deemed to be fully paid, non-assessable and properly listed or admitted for trading), the Holder may pay the Purchase Price through a "same day sale" commitment from the Holder (and if applicable a broker-dealer that is a member of FINRA (a "FINRA Dealer")), whereby the Holder irrevocably elects to exercise this Warrant and to sell a portion of the shares so purchased to pay for the Purchase Price and the Holder (or, if applicable, the FINRA Dealer) commits upon sale (or, in the case of the FINRA Dealer, upon receipt) of such shares to forward the Purchase Price directly to the Company.

2.4   Stock Certificates; Fractional Shares.  As soon as practicable on or after any date of exercise of this Warrant pursuant to this Section 2, the Company shall issue and deliver to the Person or Persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the current Fair Market Value of one whole share of Warrant Stock as of the date of exercise of this Warrant.  No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant.

2.5   Partial Exercise; Effective Date of Exercise.  In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares of Warrant Stock purchasable hereunder.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above.  The Person entitled to receive the shares of Warrant Stock issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.

2.6   Purchase Price Adjustment.

(a)   If the Company shall effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before such subdivision shall be proportionately decreased.  If the Company shall combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased.  If the Company shall make or issue a dividend or other distribution payable in securities, then and in each such event provision shall be made so that the holder of this Warrant shall receive upon exercise hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities that the holder of this Warrant would have received had this Warrant been exercised for Common Stock on the date of such event and had such holder thereafter during the period from the date of such event to and including the date of exercise of this Warrant retained such securities receivable by such holder as aforesaid during such period, giving effect to all adjustments called for during such period under this paragraph.  If the Company shall reclassify its Common Stock (including any reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), then and in each such event provision shall be made so that such holder shall receive upon exercise hereof the amount of such reclassified Common Stock that such holder would have received had this Warrant been exercised for Common Stock immediately prior to such reclassification and had such holder thereafter, during the period from the date of such event to and including the date of exercise of this Warrant, retained such reclassified Common Stock, giving effect to all adjustments called for during such period under this paragraph with respect to the rights of the holder of this Warrant.

(b)   In case of any consolidation or merger of the Company with or into another corporation or the conveyance of all or substantially all of the assets of the Company to another corporation, this Warrant shall thereafter be exercisable (to the extent such exercise is permitted hereunder) into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon exercise of this Warrant would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holder of this Warrant, to the end that the provisions set forth herein shall be thereafter applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the this Warrant.

3.   VALID ISSUANCE; TAXES.

All shares of Warrant Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable; provided that the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Warrant Stock in any name other than that of the Registered Holder of this Warrant, and in such case the Company shall not be required to issue or deliver any stock certificate or security until such tax or other charge has been paid, or it has been established to the Company's reasonable satisfaction that no tax or other charge is due.

4.   LOSS OR MUTILATION.

Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

5.   RESERVATION OF WARRANT STOCK.

The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Warrant Stock, Common Stock or other shares of capital stock of the Company as are from time to time issuable upon exercise of this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation to provide sufficient reserves of shares of Warrant Stock issuable upon exercise of this Warrant. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws. Issuance of this Warrant shall constitute full authority to the Company's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock upon the exercise of this Warrant.

6.   RESTRICTIONS ON TRANSFER.

The Holder, by acceptance hereof, agrees that, absent an effective registration statement filed with the SEC under the Act covering the disposition or sale of this Warrant or the Warrant Stock issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, such Holder will not sell, transfer, pledge, or hypothecate any or all such Warrants or Warrant Stock, as the case may be, unless either the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such disposition.

7.   NOTICE.

Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to the Holder:	Agile Opportunity Fund, LLC

1175 Walt Whitman Road, Suite 100A
Melville, NY 11747
Attn: David Propis
Facsimile: (631) 424-9010

With a copy to (which shall not constitute notice):

Westerman Ball Ederer Miller & Sharfstein, LLP
170 Old Country Road
Mineola, NY 11501
Attn: Alan C. Ederer, Esq.
Facsimile: (516) 622-9212

If to the Company:	Lenco Mobile Inc.

345 Chapala St.
Santa Barbara, CA 93101
Attn: President
Facsimile: (805) 456-0405

With a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton, LLP
12275 El Camino Real, Suite 200
San Diego, CA 92130
Attn.: James A. Mercer III
Facsimile: (858) 523-6705

8.   HEADINGS; SECTION REFERENCE.

The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.  All Section references herein are references, to Sections of this Warrant unless specified otherwise.

9.   LAW GOVERNING.

This Warrant shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions.  The parties agree that the New York State Supreme Court located in the County of Nassau, State of New York shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Warrant, or otherwise relating to the parties relationship.  In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Warrant and/or arising out of or relating to any dispute between the parties, the prevailing party with respect to each specific issue in a matter shall be entitled to recover all of his or its costs and expenses relating to such issue (including without limitation, reasonable attorney's fees and disbursements) in addition to any other relief to which such party may be entitled.

10.   NO IMPAIRMENT.

The Company will not, by amendment of its Certificate of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company:  (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Warrant Stock upon exercise of this Warrant.

11.   SEVERABILITY.

If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.   COUNTERPARTS.

For the convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

13.   NO INCONSISTENT AGREEMENTS.

The Company will not on or after the date of this Warrant enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holder or otherwise conflicts with the provisions hereof.

14.   SATURDAYS, SUNDAYS AND HOLIDAYS.

If the Expiration Date falls on a Saturday, Sunday or legal holiday, the Expiration Date shall automatically be extended until 5:30 P.M. the next business day.

15.   FACSIMILE SIGNATURE.

In the event that any signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned duly authorized representative of the Company has executed this Warrant as of the day and date first written above.

LENCO MOBILE INC.

By: /s/ Michael Levinsohn
Name: Michael Levinsohn
Title: CEO

EXHIBIT 1

NOTICE OF EXERCISE

(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate of Lenco Mobile Inc. for ___ shares of Warrant Stock:

1.   Tenders herewith payment of the exercise price in full in the form of cash or a certified or official bank check in same-day funds in the amount of $_______ for __________ such securities.

2.   Elects the Net Issue Exercise option pursuant to Section 2.2 of the Warrant, and accordingly requests delivery of a net of _________ of such securities, according to the following calculation:

X = Y (A-B)                                (       ) = (    ) [(           ) - (         )]
A                                       (_______)

Where:

X = the number of shares of Warrant Stock to be issued to the Holder;

Y = the total number of shares of Warrant Stock as to which this Warrant is being exercised;

A = the Fair Market Value of one share of the Warrant Stock; and

B = the Purchase Price of one share of Warrant Stock.

3.   Elects the Easy Sale Exercise option pursuant to Section 2.3 of the Warrant, and accordingly requests delivery of a net of ________ of such securities to the brokerage firm identified below and attaches the agreement of said firm to pay to the Company out of the proceeds of sale the purchase price of the Warrant Shares.

Unless Easy Sale Exercise is elected above, in which case the Warrant Shares shall be issued to the Warrant Holder's account at said brokerage firm, please issue a certificate or certificates for such securities in the name of, and pay any cash for any fractional share to (please print name, address and social security number):

Name:
Address:
Signature:
Date:

Note:  The above signature should correspond exactly with the name on the first page of this Warrant Certificate or with the name of the assignee appearing in the assignment form below.

If said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher whole number of shares.